Exhibit 99.1

Contact:	Paula Graff
Nortech Systems Incorporated
(952) 345-2244
or
Warren Djerf
Brookside Communications Group
(952) 920-3908 or warren@brookcomm.net
June 15, 2017

Nortech Systems and Bank of America Merrill Lynch Announce
New Commercial Banking Agreement;

Supports Corporate Initiatives and Growth Strategies

MINNEAPOLIS — Nortech Systems Incorporated (Nasdaq: NSYS), a leading provider of full-service electronics manufacturing services (EMS), today announced it has closed a new credit facility of up to $21 million with Bank of America Merrill Lynch with an additional $20 million accordion feature.

“This important agreement is an endorsement of the corporate strategies we outlined at last month’s annual shareholder meeting,” said Rich Wasielewski, Nortech Systems’ president and CEO. “As we have expanded globally to serve larger multinational customers, we are pleased to be working with a world leader like Bank of America Merrill Lynch. They are well-qualified to serve our financial needs through their U.S. and international treasury services.”

Aided by this new agreement, Nortech’s initiatives to increase shareholder value include: further penetrating the higher-growth medical market with enhanced engineering services; transforming core contract manufacturing business by earlier engagement with customers and efficient process management; and funding investments in automation and intellectual property. Additional features of the new line of credit include lower costs and the ability to utilize the accordion feature to expand the credit facility, subject to further conditions, to fund research and development activities and potential strategic acquisitions.

“We’re committed to helping our customers succeed by providing competitive solutions through our highly skilled personnel and specialized engineering resources,” concludes Wasielewski. “We look forward to the guidance and support Bank of America Merrill Lynch will provide to help us grow Nortech for the benefit of our shareholders, employees and customers.”

-more-

About Nortech Systems Incorporated

Nortech Systems Incorporated (www.nortechsys.com), based in Maple Grove, Minn., is a full-service electronics manufacturing services (EMS) provider of wire and cable assemblies, printed circuit board assemblies, and higher-level complete box build assemblies for a wide range of industries.  Markets served include medical, industrial and aerospace/defense. The company has operations in the U.S., Latin America and Asia. Nortech Systems Incorporated is traded on the NASDAQ Stock Market under the symbol NSYS.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  While this release is based on management’s best judgment and current expectations, actual results may differ and involve a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from the forward-looking statements include, without limitation: volatility in market conditions which may affect market supply of and demand for the company’s products; increased competition; changes in the reliability and efficiency of operating facilities or those of third parties; risks related to availability of labor; commodity and energy cost instability; general economic, financial and business conditions that could affect the company’s financial condition and results of operations; as well as risk factors listed from time to time in the company’s filings with the SEC.